EXHIBIT 99.1

For Further Information
Please Call:

Ahmad Akrami                                         NexStar Automation, Inc.
President                                            2120 Miller Drive
                                                     Longmont, Colorado 80501
                                                     Telephone: (303) 678-9793

                       NEXSTAR AUTOMATION, INC. ANNOUNCES
                    SHAREHOLDERS APPROVE NEXSTAR SHARES TO BE
                      EXCHANGED FOR ZYGO CORPORATION SHARES

LONGMONT, COLORADO (SEPTEMBER 11, 1996)....... NexStar Automation, Inc. is
pleased to announce that at the extraordinary general meeting of shareholders held in Vancouver today, the shareholders approved the proposed arrangement under which NexStar shares are to be exchanged for shares of Zygo Corporation, by a majority of approximately 92% of the shares voted. A total of 4,022,803 of the approximately 5.4 million shares eligible to vote were voted at the meeting.

     The final exchange ratios will be one common share of Zygo Corporation for
22.0637 NexStar freely trading shares, and for 23.4849 NexStar escrowed shares respectively.

     As indicated in the management information circular sent by NexStar to its shareholders in connection with the meeting, NexStar intends tomorrow to apply to the Supreme Court of British Columbia for a final order approving the arrangement, and thereafter to file the court order with the Registrar of Companies. It is presently expected that the arrangement will become final shortly thereafter.

     Shareholders who have not tendered the certificates for their NexStar shares to Montreal Trust Company in Vancouver, accompanied by a properly executed Letter of

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Transmittal, are urged to do so as soon as possible so as to ensure that they receive certificates for the Zygo shares to which they are entitled, without delay.






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